Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form  S‑3 (No. 333‑265212) and Forms S‑8 (Nos. 333‑239179 and 333‑215350) of HireQuest, Inc. of our report dated March 27, 2025, with respect to the consolidated financial statements of HireQuest, Inc. included in this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars LLP

Tampa, Florida

March 27, 2025